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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                            iPrint Technologies, inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    462628108
                                  -------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-98)

                               Page 1 of 6 pages


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--------------------                                          -----------------
CUSIP NO.  462628108                       13G                Page 2 of 6 Pages
--------------------                       ---                -----------------



------------- --------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Royal P. Farros

------------- --------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [_]
                                                                                                          (b)  [_]
------------- --------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- --------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

------------- --------------------------------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

        NUMBER OF             8,540,693
          SHARES              ---------- -------------------------------------------------------------------------------
       BENEFICIALLY    6      SHARED VOTING POWER
         OWNED BY
         BY EACH
        REPORTING             132,477
         PERSON               ---------- -------------------------------------------------------------------------------
          WITH
                       7      SOLE DISPOSITIVE POWER

                              8,540,693
                              ---------- -------------------------------------------------------------------------------

                       8      SHARED DISPOSITIVE POWER

                              132,477
--------------------------- ---------- -------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              8,673,170
------------- --------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              [_]

------------- --------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              15.6%

------------- --------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON

              IN

------------- --------------------------------------------------------------------------------------------------------




                               Page 2 of 6 pages

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--------------------                                          -----------------
CUSIP NO.  462628108                       13G                Page 3 of 6 Pages
--------------------                       ---                -----------------


Item 1.

         (a)      Name of Issuer:

                  iPrint Technologies, inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  3073 Corvin Drive
                  Santa Clara, CA  95051

Item 2.

         (a)      Name of Person Filing:

                  (1) Royal P. Farros

         (b)      Address of Principal Business Office or, if none, Residence:

                  1475 Veterans Blvd.
                  Redwood City, CA  94063

         (c)      Citizenship:

                  United States of America

         (d)      Title of Class of Securities:

                  Common Stock

         (e)      CUSIP Number:  462628108



Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b), check whether the person filing is a:

         (a)      [_]   Broker or Dealer registered under section 15 of the Act

         (b)      [_]   Bank as defined in section 3(a)(6) of the Act

         (c)      [_]   Insurance company as defined in section 3(a)(19) of the
                        Act

         (d)      [_]   Investment company registered under section 8 of the
                        Investment Company Act of 1940

         (e)      [_]   Investment adviser in accordance with
                        ss.240.13d-1(b)(1)(ii)(E)


                               Page 3 of 6 pages



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CUSIP NO.  462628108                       13G                Page 4 of 6 Pages
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         (f)      [_]   An employee benefit plan or endowment fund in
                        accordance with ss. 240.13d-1(b)(1)(ii)(F)

         (g)      [_]   Parent Holding Company, in accordance with
                        ss. 240.13d-1(b)(ii)(G) (Note:  See Item 7)

         (h)      [_]   Savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act

         (i)      [_]   Church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940

         (j)      [_]   Group, in accordance withss. 240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership

         (a)      Amount Beneficially Owned:

                  8,673,170

         (b)      Percent of Class:

                  15.6%

                  Based on 55,135,946 shares of the Issuer's Common Stock outstanding as of December 31, 2001.

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           8,540,693 (1)

                  (ii)     shared power to vote or to direct the vote:

                           132,477 (1) (2)

                  (iii) sole power to dispose or to direct the disposition of:

                           8,540,693 (1)

                  (iv) shared power to dispose or to direct the disposition of:

                           132,477 (1) (2)

                               Page 4 of 6 pages



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CUSIP NO.  462628108                       13G                Page 5 of 6 Pages
--------------------                       ---                -----------------


                  (1) Includes options to purchase the Issuer's Common Stock which are exercisable within 60 days.

                  (2) Includes shares of Issuer's Common Stock and options to purchase shares of Issuer's Common Stock which are exercisable within 60 days held by Mrs. Laurie K. Farros and 400 shares held by Laurie K. Farros in equal portions as custodian for four minor children.

Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

                  Not applicable.

Item 8.  Identification and Classification of Members of the Group

                  Not applicable.

Item 9.  Notice of Dissolution of the Group

                  Not applicable.

Item 10. Certifications

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.

                               Page 5 of 6 pages

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--------------------                       ---                -----------------
CUSIP NO.  462628108                       13G                Page 6 of 6 Pages
--------------------                       ---                -----------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2002

                                     /s/ Royal P. Farros
                                     ------------------------------------------
                                     Royal P. Farros
                                     Chairman of the Board of Directors of
                                     iPrint Technologies, inc.





                               Page 6 of 6 pages